UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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Analytical Surveys, Inc.
(Name of Registrant as Specified In Its Charter)

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ANALYTICAL SURVEYS, INC.
8610 North New Braunfels, Suite 205
San Antonio, Texas 78217

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 2, 2007

To the Shareholders of Analytical Surveys, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Analytical Surveys, Inc. (the “Company”) will be held at 8610 N. New Braunfels, Suite 205, San Antonio, Texas, at 10:00 a.m., local time, on May 2, 2007, for the purpose of considering and approving the following proposals:

1. To elect six directors to the Board of Directors.

2. To approve resolutions adopted by the board of directors to effect a reverse stock split of the Company's issued and outstanding common stock of not less than 1-for-2 shares and not more than 1-for-4 shares.

3. To ratify the appointment of Pannell Kerr Forster of Texas, P.C., as independent public accountants for the fiscal year ending September 30, 2007.

4. To transact such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

Shareholders of record at the close of business on March 21, 2007, will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, however, you are requested to submit your vote by phone, by Internet or by completing, signing, dating and promptly mailing the enclosed proxy for which a return envelope is provided. You may revoke your proxy at any time prior to the Annual Meeting.

A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed. Also enclosed is a copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.

By Order of the Board of Directors

Lori A. Jones, Secretary

San Antonio, Texas
March 27, 2007

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

ANALYTICAL SURVEYS, INC.
8610 North New Braunfels, Suite 205
San Antonio, Texas 78217

PROXY STATEMENT
2007 Annual Meeting of Shareholders

    This Proxy Statement and accompanying proxy card are furnished in connection with the solicitation of proxies on behalf of the Board of Directors (“Board”) of Analytical Surveys, Inc., a Colorado corporation (the “Company”), for use at the annual meeting of shareholders to be held on May 2, 2007, 8610 North New Braunfels, Suite 205, San Antonio, Texas, at 10:00 a.m., local time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the “Annual Meeting”) for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders. Copies of the Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 27, 2007.

Record Date; Shares Entitled to Vote; Quorum

The Board has fixed the close of business on March 21, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The number of outstanding shares of common stock, no par value per share, of the Company (the “Common Stock”) entitled to vote at the meeting is 3,704,256. Each share of Common Stock is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum. There is no cumulative voting. Abstentions and broker “non-votes” are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Non-votes” occur when a proxy:

•	is returned by a broker or other stockholder who does not have authority to vote;
•	does not give authority to a proxy to vote; or
•	withholds authority to vote on one or more proposals.

Votes Required

The vote required for each of the proposals is as follows:

Election of Directors. In accordance with the Company’s By-Laws, directors are elected by a plurality vote, i.e. the nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your abstention will have no effect on the election of directors. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy FOR the election as a director of each of the persons named as a nominee below under “Nominees for Director” unless authority to vote in the election of directors is withheld on such proxy.

Proposal Nos.2 and 3.  Proposals 2 and 3 require the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the meeting. Therefore, all abstentions will have the same legal effect as a vote AGAINST each of the proposals. Non-votes are not considered present at the meeting for these proposals and will have no effect on their approval.

A proxy received by the Board may be revoked by the shareholder giving the proxy at any time before it is exercised. A shareholder who signs and mails the enclosed proxy, even though executed and returned, may revoke the proxy at any time prior to the voting of the proxy by (i) notification in writing to the Company at 8610 N. New Braunfels, Suite 205, San Antonio, Texas 78217, Attention: Corporate Secretary, (ii) execution of a proxy bearing a later date, or (iii) attendance at the Annual Meeting and voting by ballot. To revoke a proxy previously submitted by telephone or the Internet, a shareholder of record can simply vote again at a later date using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Six (6) directors are to be elected at the Annual Meeting. Each nominee is currently a director of the Company. The directors will be elected to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. If, for any reason, at the time of the election one or more of the nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER “NOMINEES FOR DIRECTOR.”

Nominees for Director

The following table sets forth the name, age and principal position of each nominee for director to hold office:

NAME	AGE	POSITION	COMMITTEES

R. Thomas Roddy	66	Director and Chairman of the Board	Audit, Compensation
Lori A. Jones	49	Director and Chief Executive Officer	—
Hank Cohn	38	Director	—
Edward P. Gistaro	71	Director	Audit (Chairman), Compensation
Jonathan Rich	38	Director	—
Rad Weaver	31	Director	Compensation (Chairman), Audit

R. Thomas Roddy, 66, Mr. Roddy has served as an independent outside director and Chairman of the Board of the Company since December 2004. Mr. Roddy also serves as Chairman of the Board of Texas-based Lone Star Capital Bank and is former president of NASDAQ-listed Benson Financial Corp. Mr. Roddy holds a BBA from Southwest Texas State University (now Texas State University) and attended the Graduate of School of Banking at Southern Methodist University.

Lori A. Jones, 49, has served as a director and Chief Executive Officer of the Company since December 2004. Ms. Jones served as the Company’s Chief Financial Officer from January 2003 until December 2004. From March 2001 to January 2003, Ms. Jones was a partner with Tatum CFO Partners LLP, a financial consulting company. From May 2000 to March 2001, Ms. Jones served as the chief financial officer of Worldmerc Incorporated, an internet based agriculture trading company. From January 1999 to May 2000, Ms. Jones was the chief financial officer of Billserv Inc., an electronic billing presentation and payment service company. From May 1990 to December 1998, Ms. Jones served in various capacities, including chief financial officer, at Docucon, Inc., a document imaging services company. Ms. Jones is a C.P.A. and holds a M.B.A. from the University of Texas at San Antonio.

Hank Cohn, 38, was appointed to the Board as an independent director in January 2007. Mr. Cohn is executive vice president at Galaxy Ventures, LLC, a closely-held investment fund concentrating in the areas of bond trading and early stage technology investments. Mr. Cohn acts as portfolio manager for investments. Mr. Cohn currently serves as president and chief executive Officer of PracticeOne, Inc., an integrated software and services company for physicians. Mr. Cohn is also a member of the Board of Directors of Crystal International Travel Group, Inc. (CINT.OB). Prior to joining Galaxy Ventures full time in 2003, Mr. Cohn served as vice president at Atlas Capital, an investment banking boutique in New York. From 1999 until joining Atlas Capital in 2001, Mr. Cohn was an analyst at The Middleton Group, an investment banking boutique in Stamford, Connecticut. Mr. Cohn holds an MBA in finance and investments from Baruch College.

Edward P. Gistaro, 71, has served as an independent outside director of the Company since December 2004. Mr. Gistaro is chairman and retired CEO of Docucon, Inc., a now-privately held document-imaging company. In 1988, he joined a small group that started this document imaging company, helped take it public, and served as CEO until he retired in 1998. Mr. Gistaro held various management positions from 1973 until 1987 at Datapoint Corporation, including CEO, CFO, president and chief operating officer. Mr. Gistaro holds a BSEE from Notre Dame.

Jonathan Rich, 38, was appointed as an independent director of the Company in January 2007. Mr. Rich is executive vice president and director of investment banking of vFinance Investments, Inc., successor to First Colonial Financial Group. vFinance Investments is a diversified financial services firm with 35 offices located throughout the United States and internationally. Mr. Rich served as senior vice president, and, later, as managing director of corporate finance at Philadelphia’s First Colonial Financial Group, where his corporate finance group was recognized by SNL Securities as a top ten specialty finance advisor in the nation based on the number of transactions completed in 1999 and 2000. Mr. Rich has considerable experience in the energy industry, and during the past three years, he has helped raise more than $40 million for oil and gas companies. Mr. Rich holds a joint law degree and MBA from Fordham University with a concentration in corporate finance.

Rad Weaver, 31, was appointed as an independent director of the Company in August 2005. He has served as an investment analyst with McCombs Enterprises in San Antonio Texas, since March 2000, participating in the asset allocation of its equity portfolio. Mr. Weaver is also a director of privately held Media Excel, Agilight, and Wholesale Clicks, Inc. Mr. Weaver holds a BBA from the University of Texas at Austin.

NASDAQ Marketplace Rule 4350(c) requires that a majority of the Board of Directors be comprised of independent directors as defined in NASDAQ Marketplace Rule 4200(a)(15). The Board of Directors has determined that Messers. Roddy, Cohn, Gistaro, Rich and Weaver are independent, in accordance with NASDAQ Marketplace Rules 4200(a)(15) and 4350(c). Accordingly, a majority of the current directors and a majority of the nominees for director meet the definition of independence under the NASDAQ Capital Market listing requirements.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2006, the Board met seven times. All of the directors attended at least 75 percent of the meetings of the Board and committee meetings of which they were a member during the time they served as directors. The Company does not have a formal policy regarding director attendance at annual meetings of shareholders, however, it is expected, absent good reason, that all directors will be in attendance. Seventy-five percent of the directors of the Company attended in person or via telephone the Annual Meeting of Shareholders held in 2006.

Compensation Committee

The Compensation Committee met four times during fiscal 2006. The Compensation Committee reviews and recommends to the Board salary and incentive compensation, including bonus, stock options and restricted stock for the Chief Executive Officer; reviews and approves the salaries and incentive compensation for all corporate officers; and advises the Board of Directors with respect to the incentive compensation to be allocated to employees. The Compensation Committee does not include any employees or former or current officers of the Company. The Board of Directors has determined that all of the members of the Compensation Committee are independent, as defined in NASDAQ Marketplace Rule 4200(a)(15).

Audit Committee

The primary purposes of the Audit Committee, which met four times in fiscal 2006, are to recommend the appointment of the Company’s independent accountants; review the scope and results of the audit plans of the independent accountants; oversee the scope and adequacy of the Company’s internal accounting control and record-keeping systems; review non-audit services to be performed by the independent accountants; and determine the appropriateness of fees for audit and non-audit services performed by the independent accountants. The Board has determined that both Mr. Roddy and Mr. Gistaro are audit committee financial experts as described in Item 401(e) of Regulation S-B. In addition, the Board has determined that each member of the Audit Committee is financially literate and independent, as defined in NASDAQ Marketplace Rule 4200(a)(15) and Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The Audit Committee has a written charter; a copy of the charter is available at the Company’s website at www.asienergy.com and is attached to this proxy statement as Appendix A.

Director Nomination Policy

The Company does not currently have a standing Nominating Committee or a Nominating Committee Charter. Currently, a majority of the independent members of the Board (as determined by the Board as required by the NASD listing standards), rather than a Nominating Committee, approves or recommends to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it complies with NASD listing standards.

The Board has, by resolution, adopted a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company’s recommended slate of director nominees are selected. The director nomination policy is administered by the Board.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its shareholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. The independent members of the Board also consider whether members and potential members are independent under the NASD listing standards. In addition, candidates should possess the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Company matters; ability to fairly and equally represent all shareholders; reputation and achievement in other areas; independence under rules promulgated by the Securities and Exchange Commission (“SEC”) and the NASD listing standards; and diversity of viewpoints, background and experiences.

The Board intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

Shareholder Nominations

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of shareholders, the Board will consider any written recommendations of director candidates by shareholders received by the Corporate Secretary of the Company no later than 90 days before the anniversary of the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice must be received by the 10th day following the date that public disclosure of the date of the annual meeting is given to shareholders. Recommendations must be mailed to Analytical Surveys, Inc., 8610 N. New Braunfels, Suite 205, San Antonio, Texas 78217, Attention: Corporate Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the Securities and Exchange Commission if the candidate were nominated by the Board (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder giving notice must provide (i) his or her name and address, as they appear on the Company’s books, and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

Communications with Directors

The Board welcomes communications from its shareholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Shareholders and other interested parties may contact any of the Company’s directors by mailing their communications to the Company at the following address: Office of the Secretary, Analytical Surveys, Inc., 8610 N. New Braunfels, Suite 205, San Antonio, Texas 78217, Attention: Corporate Secretary (Board Matters). At the discretion of the Board, all mail received that is addressed to the full Board or individual member(s) of the Board will be opened and screened for security purposes. The mail will be logged in and all mail, other than trivial or obscene items, immediately will be forwarded to the full Board or the individual Board member(s) as addressed. Trivial items will be delivered to the full Board or individual Board member(s), as addressed, at the next scheduled Board meeting. Any mail addressed to “Outside Directors” or “Non-management Directors” will be forwarded to the Chairman of the Board, who is an outside director.

Directors’ Compensation

Each of the Company’s non-employee directors is entitled to receive quarterly cash compensation of $5,000 for attendance at each Board of Directors meeting and each committee meeting. Committee chairmen and the Chairman of the Board are entitled to receive additional quarterly cash compensation of $1,250 for service as chairman. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board. During fiscal 2006, each of Messrs. Roddy, Gistaro, and Weaver were granted options to purchase 20,000 shares of Common Stock at an exercise price of $1.27 per share and an additional 20,000 shares at an exercise price of $.69 per share. Each of these options vested on September 30, 2006. In fiscal 2007, each of Mr. Cohn and Mr. Rich were granted options to purchase 15,000 and 5,000 shares of Common Stock at exercise prices of $0.59 and $0.52 pursuant to their election to the Board.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of certain information regarding the compensation of the Company’s Chief Executive Officer and the other executive officers for the three fiscal years ended September 30, 2006, whose salary and bonus exceeded $100,000 (the “Named Executive Officers”).

ANNUAL COMPENSATION

					Long Term Compensation Awards
Name and Title	Year	Salary	Bonus	Other Annual Compensation (1)	Stock Options(2)	All Other Compensation(3)
		$	$	$	(#)	$
Lori A. Jones	2006	175,000	—	—	100,000	3,231
President and	2005	175,000	60,000	—	40,000	2,054
Chief Executive Officer	2004	142,981	—	—	—	2,860

Don Fryhover(4) Senior Vice President	2006	53,480	—	—	100,000	—

Louis Dorfman, Jr. (5) Executive Vice President	2006	—	—	—	50,000	—

(1)    Certain perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns in any of the fiscal years reported, except as indicated.
(2)    Long term compensation consists only of stock options. There were no grants of restricted stock or payments from other long-term incentive plans, therefore columns for “Restricted Stock Awards” and “LTIP Payouts” are omitted.
(3)    Other compensation includes employer’s matching contributions to the 401(k) Incentive Savings Plan.
(4)    Mr. Fryhover joined the Company on April 24, 2006. Accordingly, fiscal 2006 compensation information included in the table represents only compensation from that date through September 30, 2006.
(5)    Mr. Dorfman joined the Company on September 29, 2006. Accordingly, fiscal 2006 compensation information included in the table represents only compensation from that date through September 30, 2006, which was comprised solely of a stock option award.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information with respect to grants we made of stock options to our Named Executive Officers during fiscal 2006. No stock appreciation rights (“SARs”) were granted to the Named Executive Officers during fiscal 2006.

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options to Employees In Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value(2) at Assumed Annual Rates of Stock Appreciation or Option Term
					5% ($)	10% ($)
Lori A. Jones	50,000	13.33%	1.27	05/09/16	39,935	117,673
	50,000	13.34%	0.69	09/28/16	21,697	63,933

Don Fryhover	30,000	8.00%	1.31	04/23/16	24,716	72,827
	10,000	2.67%	1.37	05/01/16	8,618	25,388
	60,000	16.00%	0.69	09/28/16	26,036	76,719

Louis Dorfman, Jr.	50,000	13.34%	0.69	09/28/16	21,697	63,933

(1)    Options vest on September 30, 2006, which is the end our fiscal year.
(2)     “Potential Realizable Value” is calculated based on the assumption that the price of our Common Stock will appreciate at the rates shown. The 5% and 10% assumed rates are mandated by the rules of the Securities Exchange Commission and do not reflect our estimate or projection of future stock prices. Actual gains, if any, realized upon future exercise of these options will depend on the actual performance of our Common Stock and the continued employment of the Named Executive Officer through the vesting period of the option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

The following table provides certain information regarding the number and value of unexercised stock options at September 30, 2006. As of that date, no SARs were outstanding.

	Shares acquired		Number of Securities Underlying Unexercised Options at Fiscal Year End		Value ($) of Unexercised In-the- Money Options at Fiscal Year End
Name	on exercise (#)	Value ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lori A. Jones	—	—	140,000	10,000	—	—
Don Fryhover	—	—	100,000	—	—	—
Louis Dorfman, Jr.	—	—	50,000	—	—	—

(1)  The value of the unexercised in-the-money options is calculated using the closing bid price of our Common Stock on September 29, 2006, at $0.69 per share. Amounts reflected are based on the assumed value minus the exercise price and do not indicate actual sales or proceeds.

Equity Compensation Plan Information

The following table gives information about equity awards under our equity compensation plans as of March 1, 2007.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	597,925	$1.05	11,888
Equity compensation plans not approved by security holders	7,125	$0.97	77,875
Total	605,050	$1.05	89,763

Summary Description of Equity Compensation Plans That Have Not Been Approved by the Shareholders

2000 Stock Incentive Plan

In September 2000, the Board adopted the 2000 Stock Incentive Plan (the “2000 Plan”). Pursuant to applicable law, the 2000 Plan has not been approved by the Company’s shareholders. The 2000 Plan provides for the granting of incentive stock options and non-qualified stock options, as determined by a committee appointed by the Board.

Number of Shares Subject to the 2000 Plan. The 2000 Plan authorizes the grant of options relating to an aggregate of 50,000 shares of Common Stock. If any corporate transaction occurs which causes a change in our capitalization (for example, a reorganization, recapitalization, stock split, stock dividend, or the like), the number of shares of stock available and the number of shares of stock subject to outstanding options granted under the 2000 Plan will be adjusted appropriately and equitably to prevent dilution or enlargement of a participant’s rights.

Eligibility for Participation. Individuals eligible to participate in the 2000 Plan are employees of the Company and its subsidiaries, but not any of the officers of the Company or its subsidiaries.

Terms of Options. Options granted to employees may be either incentive stock options (ISOs), which satisfy the requirements of Internal Revenue Code Section 422, or nonstatutory stock options (NSOs), which are not intended to satisfy such requirements. The exercise price for the grant of an NSO under the 2000 Plan may be any price that is greater than or equal to 85% of the fair market value of the Common Stock on the date the NSO is granted. The exercise price of an ISO must be at least equal to 100% (110% for 10%-shareholders) of the fair market value of the Common Stock on the date the ISO is granted. Options expire at the times determined by the committee, as specified in the applicable award agreement. However, no option is exercisable later than the tenth anniversary of the grant date, and any ISO granted to a 10%-shareholder must be exercisable on or before the fifth anniversary of the grant date.

Vesting and Acceleration. Options vest at the times determined by the committee, as specified in the applicable award agreement. A participant’s options become fully vested upon the termination of the participant’s employment as a result of a reduction in force and upon the occurrence of a change in control of the Company. In general, a change in control will be deemed to have occurred upon the acquisition by any person of more than 50% of the Company’s outstanding voting securities (or securities subject to conversion into voting securities), the acquisition by any person of the power to elect a majority of the Company’s directors, certain mergers and other corporate transactions if the holder’s of the Company’s voting securities before the transaction receive less than 50% of the outstanding voting securities of the reorganized, merged or consolidated entity, after the transaction, and the complete liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, if approval of the Company’s shareholders is required for the transaction.

Deduction to the Company. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant. The deduction generally will be allowed for the Company’s taxable year in which occurs the last day of the calendar year in which the participant recognizes ordinary income.

Term. The 2000 Plan expires on September 8, 2010.

2000 Officer and Employee Recruitment Stock Incentive Plan

In September 2000, the Board adopted the 2000 Officer and Employee Recruitment Stock Incentive Plan (the “2000 Recruitment Plan”). Pursuant to applicable law, the 2000 Recruitment Plan has not been approved by the Company’s shareholders. The 2000 Recruitment Plan provides for the granting of ISOs and NSOs, as determined by a committee appointed by the Board.

Number of Shares Subject to the 2000 Recruitment Plan. The 2000 Recruitment Plan authorizes the grant of options relating to an aggregate of 50,000 shares of Common Stock, subject to adjustment in the case of a change in capitalization of the Company in the same manner as is provided in the 2000 Plan (described above).

Eligibility for Participation. An individual is eligible for participation in the 2000 Recruitment Plan if such individual has not been previously employed by the Company and the award of options is made in connection with the entry into an employment contract with such individual.

Terms of Options. The options granted under the 2000 Recruitment Plan have the same terms as are described above with respect to the 2000 Plan.

Vesting and Acceleration. The options granted under the 2000 Recruitment Plan are subject to the same vesting and acceleration provisions as are described above with respect to the 2000 Plan.

Deduction to the Company. The Company will be entitled to deductions for options granted under the 2000 Recruitment Plan as described above with respect to the 2000 Plan.

Term. The 2000 Recruitment Plan expires on September 8, 2010.

Employment Contracts and Termination of Employment, and Change-in-Control Arrangements

Chief Executive Officer

The Board of Directors appointed Lori A. Jones as Chief Executive Officer on December 20, 2004. Ms. Jones had previously served as the Company’s Chief Financial Officer since January 2003. Ms. Jones’ employment contract provides for a base salary of $175,000 and bonus compensation of $50,000 for the achievement of certain corporate goals. Upon termination of Ms. Jones’ employment without “cause” or if she resigns her employment for “good reason” (as defined, which includes a termination of employment in connection with a change of control), Ms. Jones will continue to receive salary for a period of twelve months. If Ms. Jones is terminated by the Company for “cause” (as defined) or if she terminates her employment voluntarily, she will not be entitled to receive severance pay. Ms. Jones also participates in any and all plans that are maintained for the benefit of the Company executives or employees in general.

Former Chief Financial Officer

Effective January 24, 2003, the Company entered into an employment agreement with Ms. Jones, as the Company’s Chief Financial Officer, providing for a base salary of $135,000. Her base salary was increased to $175,000 by a letter amendment in August 2004. The employment agreement expired on March 31, 2005, and was amended effective April 1, 2005, to reflect her position as Chief Executive Officer. Pursuant to an amendment dated November 26, 2003, Ms. Jones was entitled to receive a $60,000 bonus payment upon the achievement of agreed-upon performance objectives for fiscal 2004. The bonus payment was paid in January 2005.

The position of Chief Financial Officer remains open as of January 25, 2007.

Former President and Chief Operating Officer

Effective June 5, 2005, Brian Morrow was employed as President and Chief Operating Officer of the Company pursuant to an employment agreement that provided for a base salary of $170,000, plus a $10,000 relocation allowance. No bonus payments have been made to Mr. Morrow, who was entitled to participate in a bonus plan under which he could receive up to $30,000, depending on whether agreed-upon performance objectives for fiscal 2005 were satisfied. Mr. Morrow also participated in all plans that are maintained for the benefit of the Company executives or employees in general. Upon termination of Mr. Morrow’s employment without “cause” (as defined in his employment agreement), Mr. Morrow would have continued to receive salary and benefits for six months. Mr. Morrow resigned effective December 2, 2005. The Company is not obligated to make severance payments to Mr. Morrow, and accordingly no payments will be made. Ms. Jones assumed his duties.

Senior Vice President

Donald L. Fryhover was appointed Senior Vice President of ASI Energy, a division of the Company, on April 24, 2006. Mr. Fryhover’s base salary is $135,000 per annum, and he is eligible to participate in an incentive reward program, which includes a 1% overriding royalty interest that is proportionately reduced to the Company’s net interest in all oil and gas deals. On his employment date, he was granted stock options for the purchase of up to 30,000 shares of our Common Stock at an exercise price of $1.31 per share, the fair market value on the date of his employment. In the event of a termination resulting from a change in control, Mr. Fryhover will continue to receive his base salary for a period of six months.

Executive Vice President

Louis Dorfman, Jr. was appointed Executive Vice President of ASI Energy on September 29, 2006. Pursuant to a Letter Agreement, Mr. Dorfman will be paid a base salary equal to $135,000 per annum and will be eligible to participate in incentive reward programs, which include a 1% overriding royalty interest that is proportionately reduced to the Company’s net interest in all oil and gas deals. The Company issued options to Mr. Dorfman for the purchase of 50,000 shares of the Company’s Common Stock at an exercise price of $0.69 per share, which was the closing bid price on the date of his employment. On January 11, 2007, the Board, upon recommendation from the Compensation Committee, amended Mr. Dorfman’s compensation package to include a severance package that provides for continuation of his base salary for a period of six months in the event of a termination of his employment in connection with a change of control of the Company.

Report of the Compensation Committee

The compensation committee follows established rationale and policies for compensating our executive officers. The compensation committee evaluates the compensation packages of our chief executive officer and all of our other executive officers on an annual basis or at the end of a contract term. The committee utilizes salary surveys and statistics to ensure compensation is commensurate for the office held and the size of the business. Base salaries are also negotiated after giving consideration to the risks and responsibilities pertaining to the individual as a public company officer. Bonus plans are included in the compensation package, but generally include only discretionary payments that are awarded based on company performance, which include achievement of revenue, profits, or achievement of qualitative rather than quantitative milestones, such as a successful solution to corporate challenges such as a successful negotiation or the settlement of litigation. The following report of the compensation committee describes these policies and rationales with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 2006.

Officer Compensation Policy. The compensation committee's fundamental policy is to provide a compensation program for executive officers that will enable us to attract and retain the services of highly-qualified individuals and offer our executive officers competitive compensation opportunities based upon overall performance and their individual contribution to our financial success. The compensation committee uses third party compensation surveys and information to assure that executive compensation is set at levels within the current market range for companies in a similar industry and stage as ASI. It is the committee's objective to have a substantial portion of each officer's compensation contingent upon our performance, as well as upon such officer's own level of performance. Bonus targets are established for each executive officer but are discretionary and are awarded based on company and personal performance, which include revenue, operating results, new sales, achievement of qualitative milestones, retention incentives, and achievement of personal and company goals. Adjudication of bonus payments is based on the percentage of achievement of goals and evaluation of performance, with consideration given to the availability of cash and the overall position of ASI.

Employment Agreements. The executive officers were employed pursuant to written employment agreements or letter agreements during fiscal 2006 and 2005. The compensation committee has considered the advisability of using employment or letter agreements and has determined that it is in our best interests because it permits us to achieve our desired goals of motivating and retaining the best possible executive talent. Each employment agreement or letter agreement separately reflects the terms that the compensation committee felt were appropriate and/or necessary to recruit and retain the services of the particular executive officer, within the framework of our compensation policies.

Components of Executive Compensation. Each executive officer’s compensation package is comprised of three elements: base salary, which is designed to be competitive with salary levels of similar companies that compete with us for executive talent and reflects individual performance and the executive’s contribution; performance bonuses, which are based on the terms of the employment agreements; and long-term stock option awards, which create common interests for the executive officers and the shareholders.

Base Salary. The salaries paid to the executive officers in fiscal 2006 were based on the terms of their employment agreements or letter agreements and are set forth in the summary compensation table.

Bonuses. The executive officers are entitled to annual bonuses based upon the terms of their employment agreements (see “Employment Contracts” above) and discretionary bonuses based on their respective performance. In fiscal 2005, Ms. Jones received $60,000 bonus compensation pursuant to the November 2003 amendment to her employment contract as Chief Financial Officer. No bonuses were paid in fiscal 2006. Ms. Jones is eligible to receive approximately $50,000 in bonus payments in fiscal 2007 upon the achievement of certain corporate objectives unrelated to the oil and gas business strategy. Each executive officer participates in an incentive reward program that provides a 1% overriding royalty interest that is proportionately reduced to the Company's net interest in all oil and gas deals, plus 2.5% of earnings before interest and taxes.

Stock Option Plans. We have the Analytical Surveys, Inc. 1993 Non-Qualified Stock Option Plan, the Analytical Surveys, Inc. 1997 Incentive Stock Option Plan, the Analytical Surveys, Inc. Officer and Employee Recruitment Stock Incentive Plan and the Analytical Surveys, Inc. Year 2000 Stock Incentive Plan and the Analytical Surveys, Inc. 2003 Non-Qualified Stock Option Plan, as amended and supplemented. The Analytical Surveys, Inc. 1993 Non-Qualified Stock Option Plan expired on September 30, 2003. The 5,773 options outstanding under the plan will expire between June 2007 and August 2013 unless otherwise forfeited, cancelled or exercised. The option plans are long-term incentive plans for employees and are intended to align shareholder and employee interests by establishing a direct link between long-term rewards and the value of our Common Stock. The compensation committee believes that long-term stock incentives for executive officers and employees are an important factor in retaining valued employees. Because the value of an option bears a direct relationship to our Common Stock price, the compensation committee believes that options motivate officers and employees to manage the Company in a manner that will benefit all shareholders.

The options granted to the executive officers in fiscal 2006 were made in accordance with the terms of their employment agreements (see “Employment Contracts “) or at the discretion of the Board. Information with respect to option grants in fiscal 2006 to the executive officers is set forth in the Option Grants Table. Option grants in fiscal 2006 were granted with a vesting date of September 30, 2006, which is the end of the Company’s fiscal year and the date prior to the Company’s adoption of SFAS 123R. The compensation committee views stock option grants as important components of our long-term, performance-based compensation philosophy.

CEO Compensation. The compensation paid to Ms. Jones during fiscal 2006 was based upon the terms of her employment dated April 1, 2005. Such agreement is described under “Employment Contracts”. Ms. Jones’ base salary is designed to be competitive with salary levels of chief executive officers of similar companies that compete with us for executive talent and to be reflective of her performance and contribution to ASI.

Deductibility of Executive Compensation. The compensation committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m). Section 162 (m) limits to $1 million our deduction for compensation paid to certain of our executive officers who not qualify as “performance-based.” To qualify as performance based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the compensation committee must certify that the performance goals were achieved before payments can be awarded. We believe that all compensation paid to our executive officers listed in the summary compensation table in fiscal 2006 is fully deductible and that compensation paid under the plans will continue to be deductible. The committee’s present intention is to comply with the requirements of Section 162(m) unless and until the committee determines that compliance would not be in the best interest of the Company and our shareholders.

By the Compensation Committee Roddy, Chairman Ed Gistaro Rad Weaver

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board was, during fiscal 2006, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. During fiscal 2006, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers to file with the Securities and Exchange Commission and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and executive officers during fiscal 2006 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information with respect to the shares of our Common Stock (the only outstanding class of voting securities) owned of record and beneficially as of March 15, 2007, unless otherwise specified, by (i) all persons known to possess voting or dispositive power over more than 5% of our Common Stock, (ii) each director and Named Executive Officer, and (iii) all directors and executive officers as a group: (Except as otherwise noted in the table, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable, and the address of each shareholder is c/o Analytical Surveys, Inc., 8610 N. New Braunfels, Suite 205, San Antonio, Texas 78217).

	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Longview Fund, LLP(2)*	564,054	12.99%
Alpha Capital, AG (3)	554,404	12.55%
DKR Soundshore Oasis Holding Fund Ltd.(4) (5)	791,367	17.31%
Harborview Master Fund L.P.(4) (6)	791,367	17.31%
Monarch Capital Fund Ltd.(4) (7)	791,367	17.31%
Edward P. Gistaro (8)*	55,000	1.43%
Hank Cohn*	--	**
Lori A. Jones (9) *	157,840	4.02%
Thomas P. Roddy (8)*	55,000	1.43%
Jonathan Rich*	--	**
Rad Weaver (10)*	51,250	1.34%
Don Fryhover (11)	100,114	2.57%
Louis Dorfman, Jr. (12)	50,000	1.31%

All directors and executive officers as a group (8 persons) (13)	469,204	11.06%

*	Director
**	Less than 1%
(1)  Unless otherwise indicated, all persons have sole voting and investment power with respect to their shares. All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table.
(2)   Represents shares issuable upon exercise of Class E Warrrants. Mr. S. Michael Rudolph holds voting and dispositive powers for Longview Fund, L.P.  Mr. Rudolph is the Chief Financial Officer of Viking Management, LLC, investment manager for Longview Fund, L.P.
(3)   Includes 12,056 shares held directly, 157,480 shares of common stock issuable upon conversion of 200,000 shares of Convertible Preferred, 98,425 shares of common stock issuable upon the exercise of Class A Warrants, 98,425 shares issuable upon the exercise of Class B Warrants, and 188,018 shares of common stock issuable upon exercise of Class E Warrants. Mr. Konrad Ackerman holds voting and dispositive powers for Alpha Capital AG.
(4)   Represents 791,367 shares issuable upon conversion of senior secured convertible notes
(5)   The investment manager of DKR Soundshore Oasis Holding Fund Ltd. (“DKR”) is DKR Oasis Management Company LP. DKR Oasis Management Company LP has the authority to do any and all acts on behalf of DKR Soundshore Oasis Holding Fund Ltd., including voting any shares held by DKR Soundshore Oasis Holding Fund Ltd. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company LP. Mr. Seth Fischer has sole voting and investment control over the securities held by DKR Soundshore Oasis Holding Fund Ltd. and has ultimate responsibility for trading with respect to DKR Soundshore Oasis Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership of the shares
(6)   Harborview Master Fund L.P. (“Harborview”) is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have voting and investment control over the shares held by Harborview Master Fund L.P. and ultimate responsibility for trading with respect to Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder
(7)   Monarch Capital Fund Ltd. (“Monarch”) is a British Virgin Islands Investment Fund managed by Beacon Fund Advisors Ltd. (“Manager”) and advised by Monarch Managers Ltd. (“Advisor”). David Sims and Joseph Frunck, the principals, respectively, of Manager and Advisor, have voting and investment control with regard to Monarch. Neither Mr. Sims nor Mr. Frunck have any beneficial interest in the shares being registered hereunder.
(8)   Includes 55,000 shares of Common Stock underlying options that are exercisable within 60 days of March 15, 2007.
(9)   Includes 150,000 shares of Common Stock underlying options that are exercisable within 60 days of March 15, 2007.
(10)   Includes 51,250 shares of Common Stock underlying options that are exercisable within 60 days of March 15, 2007.
(11)   Includes 100,000 shares of Common Stock underlying options that are exercisable within 60 days of March 15, 2007.
(12)   Includes 50,000 shares of Common Stock underlying options that are exercisable within 60 days of March 15, 2007.
(13)   Includes 461,250 shares of Common Stock underlying options that are exercisable within 60 days of March 15, 2007.

 PERFORMANCE GRAPH

The following graph compares the cumulative total return on our Common Stock with the index of the cumulative total return for the NASDAQ Stock Market (U.S.), the index of the NASDAQ Computer and Data Processing Services Stocks, and the Dow Jones Wilshire Exploration and Production Index. The graph assumes that $100 was invested on September 30, 2001, and that all dividends, if any, were reinvested.

The following data points were used in constructing the performance graph:

			Cumulative Total Return
	9/01	9/02	9/03	9/04	9/05	9/06
ANALYTICAL SURVEYS, INC.	100.00	28.99	21.88	18.41	19.71	10.14
NASDAQ COMPOSITE	100.00	80.94	120.79	131.00	150.23	159.87
NASDAQ COMPUTER & DATA PROCESSING	100.00	78.28	112.99	119.65	136.01	149.73
DJ WILSHIRE EXPLORATION & PRODUCTION	100.00	91.63	107.07	171.61	316.09	299.60

 Audit Committee Report

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) for and issuing a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

The Audit Committee has discussed with the Company’s independent auditors the overall scope and plans for their respective audit. The Audit Committee meets at least annually with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services included below under “Principal Accountant Fees and Service” is compatible with maintaining their independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to U.S. generally accepted accounting principles. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements of the Company for the year ended September 30, 2006 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006. The Committee has also approved, subject to shareholder ratification, the selection of Pannell Kerr Forster of Texas, P.C. and the Board concurred in its approval.

Members of the Audit Committee Edward P. Gistaro, Chairman R. Thomas Roddy Rad Weaver

PROPOSAL NO. 2

APPROVAL OF THE RESOLUTIONS BY THE BOARD OF DIRECTORS AND AUTHORIZATION TO EFFECT A ONE-FOR-TWO, ONE-FOR-THREE OR ONE-FOR-FOUR REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

General

The Board of Directors has approved and is recommending to the Company’s shareholders a proposal to effect a reverse stock split of all outstanding shares of the Common Stock (the “Reverse Stock Split”) at any time prior to [the next annual meeting of the shareholders]. In its discretion, the Board would be empowered to combine the Common Stock at any exchange ratio of (i) one-for-two, (ii) one-for-three or (iii) one-for-four. The Board has adopted resolutions approving the Reverse Stock Split, and recommending the Reverse Stock Split to the Company's shareholders for their approval. These resolutions are set forth in full below under the heading “Resolutions.” If market conditions are such that the Reverse Stock Split is not necessary to satisfy the NASDAQ continued listing maintenance standards or the Board determines that effecting the Reverse Stock Split would not be in the best interests of the Company’s shareholders, the Board will abandon all efforts to effect the Reverse Stock Split. The Reverse Stock Split will have no effect on the number of authorized shares of the Company’s Common Stock and preferred stock.

Background and Reasons for the Reverse Stock Split

During 2006 the Company’s Common Stock was traded on the NASDAQ Capital Market at a level below $1.00 per share. As a result, the Company has not met certain NASDAQ Capital Market listing maintenance requirements relating to the minimum bid price of the Common Stock. Under NASDAQ’s listing maintenance standards, if the closing bid price of the common stock remains under $1.00 per share for 30 consecutive trading days and does not thereafter trade above $1.00 per share for a minimum of 10 consecutive trading days during the 180 calendar days following notification by NASDAQ that the Company has failed to meet these requirements, NASDAQ may delist the common stock from trading on the NASDAQ Capital Market. If delisted from the NASDAQ Capital Market, the Common Stock would trade on the OTC Bulletin Board or in the pink sheets maintained by National Quotation Bureau, Inc., which could adversely affect the trading in and liquidity of the Common Stock.

On July 21, 2006, the Company received a letter from NASDAQ advising the Company that its Common Stock had not met NASDAQ’s minimum bid price closing requirement for 30 consecutive trading days as set forth in NASDAQ Marketplace Rule 4310 (c)(4) (the “Rule”), and that, if the Company was unable to demonstrate compliance with this requirement for 10 consecutive trading days during the 180 calendar days ending January 17, 2007, the Common Stock would be delisted. On January 18, 2007, the Company received notice of a Nasdaq Staff Determination indicating that the Company has not regained compliance with the Rule. As the Company has failed to come into compliance with the Rule and has failed to meet the initial inclusion criteria set forth in Marketplace Rule 4310(c), the Common Stock is subject to delisting from the NASDAQ Capital Market. Pursuant to applicable NASD Marketplace Rules, on January 24, 2007, the Company requested a hearing with a NASDAQ Listing Qualifications Panel regarding the NASDAQ Staff's determination. The delisting of the Common Stock pending the Panel's review and determination has been stayed pending the outcome of the hearing which the Company attended on March 1, 2007. There can be no assurance that the Listing Qualifications Panel will grant the Company’s request for continued listing. If the Company is unsuccessful, the Company may appeal any adverse decision of the Panel to the Nasdaq Listing and Hearing Review Council. Any such appeal by the Company would not stay the ruling of the Listing Qualifications Panel.

Additionally, in order to avoid an event of default under the terms of our three senior secured convertible notes (“Convertible Notes”) totaling $1.65 million, the Company must complete a reverse stock split on or before May 31, 2007, unless the Company has regained compliance with the Rule. If the holders of the Convertible Notes declare an event of default, the Company would be required to repay 120% of the outstanding principal, accrued interest, costs, expenses, and liquidated damages. In order to meet this obligation, the Company would be forced to raise additional capital and/or liquidate assets. The Company’s efforts to raise additional capital would then be subject to the holders’ first lien security interest with respect to the Company’s assets. On the whole, there can be no assurance that the Company would be able to repay the Convertible Notes.

One of the key requirements for continued listing on the NASDAQ Capital Market is that the Common Stock must maintain a minimum bid price above $1.00 per share. The Reverse Stock Split will reduce the number of shares of common stock outstanding. The Board believes that this reduction might increase the per share market price of the Common Stock above $1.00, thereby allowing the Common Stock to qualify for continued listing on the NASDAQ Capital Market. The Board also believes that the resulting higher share price might generate additional interest in the Common Stock among investors who would look upon a stock trading below $1.00 as unduly speculative in nature, and, as a matter of policy or practice, avoid investments in these stocks.

However, while the Board believes that the Reverse Stock Split might cause shares of the Common Stock to trade at higher prices than those which have prevailed in recent fiscal quarters, the actual effect of the Reverse Stock Split upon the market price for the Common Stock cannot be predicted. There are numerous factors and contingencies that could adversely affect the value of the Common Stock, including prevailing economic or market conditions, and the Company’s reported results of operations in future fiscal periods.

The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•
the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

•
that the total market capitalization of the Common Stock (the aggregate of the then market price) after the proposed reverse split will be equal to or greater than the total market capitalization before the proposed reverse split; or

•
the market price of the Common Stock would also be based on the Company's performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

THEREFORE, THERE CAN BE NO ASSURANCE THAT THE SHARES OF COMMON STOCK WILL, FOLLOWING THE REVERSE STOCK SPLIT, CONTINUE TO TRADE AT A PRICE THAT WOULD PREVENT THE COMMON STOCK FROM BEING DELISTED FROM THE NASDAQ CAPITAL MARKET.

Nevertheless, if the Reverse Stock Split successfully increases the per share price of the Common Stock, the Board further believes such increase may facilitate future financings by the Company and enhance the Company’s ability to attract and retain employees and other service providers. It should be noted that the liquidity of the Company's Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board of Directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act.

The Board has considered the potential harm to the Company that could result from being delisted from the NASDAQ Capital Market and upon an event of default under the Convertible Notes, and has determined that the Reverse Stock Split is the best way to achieve and maintain compliance with NASDAQ’s listing maintenance standards and to fulfill certain of the Company’s contractual obligations with the holders of the Convertible Notes.

Material Effects of the Proposed Reverse Stock Split

If the Board elects to affect the Reverse Stock Split following shareholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits set forth in this Proposal Three. Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split. For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Stock Split. The number of shareholders of record also will not be affected by the Reverse Stock Split

As stated above, although the proposed Reverse Stock Split will not affect the rights of shareholders or any stockholder's proportionate equity interest in the Company, the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

The Company has outstanding the Convertible Notes, stock options and warrants. Under the terms of these Convertible Notes, options and warrants, when the Reverse Stock Split becomes effective, the number of shares covered by each of them will be decreased, as displayed in the table above, and the conversion or exercise price per share will be increased in accordance with the exchange ratio of the reverse split.

The following table contains approximate information relating to the Common Stock under the proposed amendment number two based on share information as of March 15, 2007:

	Pre Reverse Split	1-for-2	1-for-3	1-for-4
Outstanding	3,779,256	1,889,628	1,259,752	944,814
Reserved for future issuance pursuant to outstanding stock options	615,225	307,613	205,075	153,806
Reserved for future issuance pursuant to outstanding warrants	4,079,881	2,039,941	1,359,960	1,019,970
Reserved for future issuance pursuant to outstanding convertible preferred stock	220,472	110,236	73,491	55,118
Reserved for future issuance pursuant to outstanding senior secured convertible note	2,374,101	1,187,051	791,367	593,525
Total reserved for future issuance	7,298,679	3,644,841	2,429,893	1,822,419

Upon receiving stockholder approval, the Board of Directors will have the sole discretion to elect, as it determines to be in the best interests of the Company and its shareholders, whether or not to effect a one-for-two, one-for-three, or a one-for-four Reverse Stock Split. The Board of Directors believes that stockholder approval of these amendments granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its shareholders.

Fractional Shares

No fractional certificates will be issued as a result of the proposed Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the effective date as reported on the NASDAQ Capital Market by (ii) the number of shares of Common Stock held by such shareholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

If approved by the shareholders of the Company, the Reverse Stock Split would become effective on any date selected by the Board prior to the next annual meeting of the shareholders (the “Effective Date”). As soon as practicable after the Effective Date, the Company’s shareholders will be notified that the reverse split has been effected. The Company’s transfer agent, Computershare Trust Company, Inc. will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate which prior to the Reverse Stock Split represented shares of common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Until surrendered as contemplated herein, each certificate which immediately prior to the Reverse Stock Split represented any shares of common stock shall be deemed at and after the Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so and until they receive a transmittal form from the exchange agent.

Dissenters’ Right of Appraisal

Under the Colorado Business Corporation Act, the Company’s shareholders are not entitled to dissenter’s rights with respect to the proposed amendments to our charter to effect the Reverse Stock Split and the Company will not independently provide the shareholders with any such right.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This summary is based on the Internal Revenue Code, of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service (“IRS”) and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The Company has not and will not request a ruling from the IRS as to the U.S. federal income tax consequences of the Reverse Stock Split, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships and other pass-through entities, broker-dealers and tax-exempt entities. Further, it does not address the tax consequences of the Reverse Stock Split under any state, local or foreign laws, or under U.S. federal tax law other than income tax law. This summary also assumes that the shares of Common Stock held immediately prior to the effective time of the Reverse Stock Split were, and the new shares received will be, held as a “capital asset,” as defined in the Code (generally, property held for investment).

The Company believes that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

•	The Company will not recognize any gain or loss as a result of the reverse stock split.
•	Shareholders will not recognize any gain or loss as a result of the Reverse Stock Split.
•
A shareholder’s aggregate tax basis in the shares of Common Stock held immediately after the Reverse Stock Split will be equal to such shareholder’s aggregate tax basis in the Common Stock immediately prior to the Reverse Stock Split.

•
Each shareholder’s holding period in the Common Stock the shareholder holds immediately after the Reverse Stock Split will include the shareholder’s holding period in the Common Stock held immediately prior to the Reverse Stock Split.

•
Each shareholder receiving cash in lieu of a fractional share will be treated as exchanging such fractional share for cash. Such shareholders will recognize gain or loss with respect to the fractional share equal to the difference between the amount of cash received and his or its basis in the stock given up. Such gain or loss will generally be long term capital gain or loss, provided the shares of the Common Stock were held, or treated as being held, for more than one year prior to the Reverse Stock Split.

The Company’s beliefs regarding the tax consequences of the Reverse Stock Split are not binding on the IRS or the courts. Accordingly, the Company urges all shareholders to consult with their personal tax advisors with respect to all of the potential tax consequences of the Reverse Stock Split.

Resolutions

The following is the full text of the resolutions unanimously passed by the board of directors on January 11, 2007:

      WHEREAS, the Company received a letter from NASDAQ Listing Qualifications dated July 21, 2006, notifying the Company that its common stock, no par value per share (the “Common Stock”) will be delisted from the NASDAQ Capital Market, unless the closing bid price for the Common Stock is $1.00 per share or more for a minimum of 10 consecutive trading days before January 17, 2007;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders for the Common Stock to continue to be listed on the NASDAQ Capital Market;

WHEREAS, pursuant to the terms of that certain Securities Purchase Agreement dated as of November 24, 2006, between the Company and each of Harborview Master Fund, L.P., DKR Soundshore Oasis Holding and Monarch Capital Fund Ltd. (collectively, the “Investors”) an event of default shall occur if the Company fails to take such steps as are necessary to maintain the Common Stock’s listing on the NASDAQ Capital Market;

WHEREAS, the Board believes that a reduction in the number of outstanding shares of Common Stock may result in an increase in the trading price for the Common Stock to $1.00 or more, thereby satisfying the listing requirements for continued listing on the NASDAQ Capital Market;

WHEREAS, the Board deems it advisable and in the best interest of the Company to effect a combination of the Company’s outstanding shares of Common Stock using the ratio x:1, with x equaling any whole number, up to and including four; chosen by the Board in its discretion (the “Reverse Stock Split”) and pursuant to which any fractional shares resulting from the Reverse Stock Split, shareholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the effective date as reported on the NASDAQ Capital Market by (ii) the number of shares of Common Stock held by such shareholder that would otherwise have been exchanged for such fractional share interest, in order to improve the Company’s ability to achieve compliance with the listing maintenance requirements of the NASDAQ Capital Market and to fulfill certain contractual obligations to the Investors;

NOW THEREFORE BE IT RESOLVED: That, subject to approval by the shareholders of the Company, the Board hereby authorizes and approves the Reverse Stock Split; and be it further

RESOLVED: That the Board recommends that the shareholder of the Company approve the Reverse Stock Split and the Company submit the proposed Reverse Stock Split to the shareholders of the Company for approval; and be it further

RESOLVED: That, to the extent such provisions are not self-executing, the Board or any committee of the Board that administers the Company’s 1993 Non-Qualified Stock Option Plan, 1997 Incentive Stock Option Plan, 2000 Stock Incentive Plan, the Officer and Employee Recruitment Stock Incentive Plan, or the 2003 Stock Option Plan, each as amended and supplemented (collectively, the “Plans”) be, and it hereby is, authorized to adjust the shares of Common Stock reserved for issuance under such Plans, the shares of Common Stock that may be purchased in connection with any unexercised options outstanding under such Plans and the purchase price of such shares, all as may be necessary or appropriate as a result of the Reverse Stock Split; and be it further

RESOLVED: That to the extent such provision are not self-executing, the appropriate officers of the Company be, and they hereby are, authorized to adjust the shares of Common Stock issuable or reserved for issuance under any warrant, convertible debenture or any other agreement, instrument or document granting the right to purchase shares of Common stock (collectively, the “Rights”) and the purchase price of such shares, all as may be necessary or appropriate as a result of the Reverse Stock Split; and be it further

RESOLVED: That the Company will retain Computershare Trust Company, Inc., which currently serves as the Company’s transfer agent and registrar to act as exchange agent in carrying out the Reverse Stock Split; and be it further

RESOLVED: That when, as, and if the shareholders of the Company approve the Reverse Stock Split, the Reverse Stock Split will be effective on any date selected by the Board prior to the next annual meeting of the shareholders of the Company; and be it further

RESOLVED: That the Board reserves the right, even after shareholder approval, to forego the Reverse Stock Split if such action is determined not to be in the best interests of the Company and its shareholders or if the Company regains compliance with NASDAQ Marketplace Rules prior to the effective date of the Reverse Stock Split, and all actions to effect the Reverse Stock Split will terminated; and be it further

RESOLVED: That each officer of the Company (or any one of them) is authorized to take, or cause to be taken, any and all actions that such officer or officers may deem necessary or desirable to carry out the purposes and intent of the foregoing resolutions, and to make, execute, file and deliver, or cause to be made, executed, filed and delivered, all agreements, undertakings, resolutions, documents, instruments or certificates in the name and on behalf of the Company as such officer or officers may deem necessary or desirable in connection therewith; and be it further

RESOLVED: That the actions of the Board and the officers of the Company previously taken in connection with the matters contemplated by the foregoing resolutions are hereby in all respects, authorized, approved, ratified and confirmed as the acts and deeds of the Company.

BOARD RECOMMENDATION

THE BOARD RECOMMENDS A VOTE FOR THE RESOLUTION TO EFFECT THE REVERSE STOCK SPLIT.

PROPOSAL NO. 3

APPROVAL OF APPOINTMENT OF PANNELL KERR FORSTER OF TEXAS, P. C.
AS THE COMPANY’S INDEPENDENT ACCOUNTANTS
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007

The Board, upon recommendation of its Audit Committee, has approved and recommends the appointment of Pannell Kerr Forster of Texas, P.C. (“PKF”), as independent public accountants to conduct an audit of the Company’s financial statements for the fiscal year ending September 30, 2007. This firm has acted as independent public accountants for the Company since August 2004.

Representatives from PKF are expected to be available telephonically at the Annual Meeting and will have the opportunity to make a statement at the Annual Meeting, if they so desire. PKF representatives will also be available to respond to appropriate questions from shareholders.

No report of PKF on the Company’s financial statement for either of the Company’s last two fiscal years contained any adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to audit scope or accounting principles, but such reports did express substantial doubt about the Company's ability to continue as a going concern. This qualification was based on the significant operating losses reported and a lack of external financing to fund working capital.

In connection with the audits of the Company’s financial statements for the last two fiscal years, there were no disagreements with PKF on any matters of accounting principles, financial statement disclosure or audit scope and procedures which, if not resolved to the satisfaction of PKF, would have caused the firm to make reference to the matter in its report. During the Company’s last two fiscal years, there were no reportable events as described in Item 304(a)(1)(iv) of Regulation S-B.

Approval of this Proposal No. 5 will require the affirmative vote of a majority of the shares of Common Stock represented and voting at the meeting. Abstentions will have the same effect as a vote against the proposal. Non-Votes are not considered present at the meeting for this proposal and will have no effect on the approval. In the event approval is not obtained, the Board of Directors will reexamine its selection of the Company’s independent auditors for the fiscal year ending September 30, 2007.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PANNELL KERR FORSTER OF TEXAS, P. C. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007

Principal Accountant Fees and Services

   Audit Fees.

As of December 31, 2006, audit fees billed by Pannell Kerr Forster of Texas, P.C. for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2006 and September 30, 2005, and for the review of the Company’s financial statements included in its Quarterly Reports on Form 10-QSB filed with the SEC for these years were $167,500 and $127,308, respectively.

Audit-Related Fees.

The aggregate fees billed for professional services rendered by Pannell Kerr Forster of Texas, P.C., for assurance and related services in each of the fiscal years ended September 30, 2006 and September 30, 2005, were $23,852 and $15,551, respectively. Audit-Related Fees in both fiscal 2006 and fiscal 2005 were related to audits of the Company’s’ operations in Puerto Rico, multiple Registration Statements on Form S-3 filed with the SEC, and various research matters.

Tax Fees

The aggregate fees billed for professional services rendered by Pannell Kerr Forster of Texas, P.C. for tax compliance, tax advice, and tax planning in each of the fiscal years ended September 30, 2006 and September 30, 2005, were $29,884 and $17,000, respectively. Tax fees in fiscal 2006 were incurred for preparation of our federal and state income tax returns as well as for a review of Internal Revenue Code Section 382 rules related to a proposed transaction and Puerto Rican tax compliance services.

All Other Fees.

There were no other fees billed in either of the fiscal years ended September 30, 2006 or September 30, 2005 for services rendered by Pannell Kerr Forster of Texas, P.C. or not reportable as Audit Fees, Audit-Related Fees or Tax Fees.

    Audit Committee Pre-Approval Policies

The Audit Committee has established a policy intended to clearly define the scope of services performed by our independent auditors for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by our independent auditor and is intended to assure that such services do not impair the auditor’s independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent auditor. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee or its designee. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent auditor. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

All of the services provided by the Company’s independent registered public accounting firm described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee and the Audit Committee has determined that the auditor independence has not been compromised as a result of providing these services and receiving the fees for such services as noted above.
OTHER MATTERS

The Board knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

Any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders to be held in 2008 must be received by the Company, addressed to the Secretary of the Company, 8610 N. New Braunfels, Suite 205, San Antonio, Texas 78217, no later than December 15, 2007, to be included in the proxy statement relating to that meeting. Any such proposal must comply with SEC rules and regulations regarding inclusion of shareholder proposals in Company-sponsored proxy materials.

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made by telephone, the Internet, personal interview, special letter, or telecopy by regular employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their reasonable expenses.

            By Order of the Board of Directors

            Lori A. Jones, Secretary

            March 27, 2007

THE COMPANY WILL FURNISH WITHOUT CHARGE ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2006, TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY’S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE SECRETARY AT THE COMPANY’S ADDRESS PREVIOUSLY SET FORTH.

8610 N. NEW BRAUNFELS, SUITE 205
SAN ANTONIO, TX 78217

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Analytical Surveys, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Analytical Surveys, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ANLSV1    KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALYTICAL SURVEYS, INC.
The Board of Directors unanimously recommends a
vote FOR the election of the nominees listed below.

PROPOSAL 1:	ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any nominee, mark "For All Except" and write the nominee's number on the line below.
Nominees:	01) R. Thomas Roddy
02) Hank Cohn
	03) Edward P. Gistaro	☐	☐	☐
04) Jonathan Rich
05) Rad Weaver
06) Lori A. Jones

The Board of Directors recommends a vote "FOR" the ratification set forth below.

		For	Against	Abstain
PROPOSAL 2:	TO APPROVE RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS TO EFFECT A REVERSE SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK OF NOT LESS THAN 1-FOR-2 SHARES AND NOT MORE THAN 1-FOR-4 SHARES	☐	☐	☐

PROPOSAL 3:	RATIFY THE APPOINTMENT OF PANNELL KERR FORSTER OF TEXAS, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.	☐	☐	☐

PROPOSAL 4:	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.	☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by authorized partner or officer. For joint accounts, each joint owner should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

PROXY	ANALYTICAL SURVEYS, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Analytical Surveys, Inc. (the “Company”) hereby appoints Don Fryhover and Javier Ramos, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote in respect of the undersigned’s shares of the Company’s Common Stock standing in the undersigned's name on the books of the Company at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices at 8610 N. New Braunfels, Suite 205, San Antonio, Texas 78217, at 10:00 a.m., CDT, on May 2, 2007, or at any adjournment(s) thereof, with all the powers which the undersigned would possess if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES SET FORTH ON THE REVERSE SIDE "FOR" THE APPROVAL OF REVERSE SPLIT, AND “FOR” THE RATIFICATION OF PANNELL KERR FORSTER OF TEXAS, P.C. AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE PROXIES FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT DATED MARCH 27, 2007 IS HEREBY ACKNOWLEDGED. All prior proxies are hereby revoked.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD USING THE ENCLOSED ENVELOPE.